COLONIAL BANCGROUP ANNOUNCES

RECORD FIRST QUARTER NET INCOME

MONTGOMERY, AL — The Colonial BancGroup, Inc. Chairman and CEO, Robert E. Lowder, announced today record results for the first quarter of 2004. Record net income for the quarter ended March 31, 2004 was $39.1 million, a 10% increase over the $35.6 million recorded for the same period of the previous year. Diluted earnings per share for the quarter ended March 31, 2004 were $0.31 per share compared to $0.29 for the quarter ended March 31, 2003, a 7% increase.

“Our record net income in the first quarter set the stage for a good year. Our Florida franchise is driving impressive growth in deposits and loans. Colonial reached a significant milestone by ending the quarter with over $10 billion in deposits,” said Mr. Lowder.

Net interest income grew 10% from the first quarter of 2003 to the first quarter of 2004. The net interest margin for the first quarter of 2004 was 3.57%, a 15 basis point increase over the first quarter of 2003 and a 4 basis point increase over the fourth quarter of 2003. “While a number of banks have reported a decline in their net interest margin from the prior year, we are pleased to report a 15 basis point increase in our net interest margin over the prior year,” said Mr. Lowder.

Colonial’s non-time deposits grew $902 million, or 17% from the first quarter of 2003 to the first quarter of 2004 or 18% annualized from the end of 2003. Total deposits increased 7% from March 31, 2003 and increased 12% annualized from December 31, 2003. “Colonial’s outstanding deposit growth demonstrates that the Company’s focus on its sales force and growth markets is paying off,” said Mr. Lowder. At the end of the quarter, 52% of the Company’s non-time deposits were located in Florida and Colonial had become the seventh largest bank, as measured by deposits, in Florida in just seven years. Upon the completion of the pending merger with P.C.B. Bancorp it is anticipated that 54% of the Company’s non-time deposits will be located in Florida.

During the first quarter of 2004, Colonial sold $710 million in investment securities earning interest at 4.37% and reinvested the proceeds in securities earning interest at 4.59%. Colonial also paid off $462 million in FHLB advances early which bore interest at an average rate of 4.37%. The advances were refinanced at a blended rate of 1.44% with an average term of one year. These transactions resulted in securities gains of $7.4 million and net losses from early extinguishment of debt of $6.2 million.

Noninterest income for the first quarter of 2004, excluding securities gains, increased 4% over the first quarter of 2003. Contributors to noninterest income growth were deposit service charges increasing 21% over the first quarter of 2003, bank-owned life insurance income increasing 79% and losses on sales of other real estate decreasing 70% which more than offset a 57% decline in mortgage origination revenue.

Noninterest expense, excluding net losses on the early extinguishment of debt, increased 8% over the prior year. Colonial expanded its presence in existing markets by adding 15 new locations over the course of the past fifteen months- 14 new branches and one acquisition. The 15 new locations increased noninterest expense by 3% over the first quarter of 2003. Other increases in noninterest expense relate primarily to salaries and benefits, a new information technology center with expanded capacity, technology enhancements, advertising and legal expenses.

Loan balances, excluding mortgage warehouse loans, grew $726 million, or 7%, from March 31, 2003 to March 31, 2004 and $153 million, or 6% annualized, from December 31, 2003 to March 31, 2004. Mortgage warehouse loans decreased 27% from March 31, 2003 and grew 36%, annualized, from December 31, 2003.

Colonial recorded another quarter of excellent credit quality ratios with nonperforming assets at March 31, 2004 of 0.64% of net loans and other real estate compared to 0.68% for the same period in 2003. Net charge-offs for the first quarter were $6 million or 0.21% of net loans and other real estate as compared to 0.20% a year ago.

Colonial has continued its planned branch expansion with the opening of six new locations during the first four months of the year in Tampa, Orange City, Ft. Myers (2), Las Vegas and Montgomery. Another eight new locations are planned to open throughout the remainder of the year with six in Florida and one each in Georgia and Texas. In addition to these planned de novo branches, the Company will add another 16 locations to its Florida franchise with the expected completion of the P.C.B. Bancorp merger in May.

Colonial BancGroup currently operates 280 offices with over $16 billion in assets in Florida, Alabama, Georgia, Nevada, and Texas and is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.

More detailed information on Colonial BancGroup’s quarterly earnings was filed today on Form 8-K with the Securities and Exchange Commission and may be obtained from Colonial BancGroup’s corporate website at www.colonialbank.com by clicking on the link entitled Colonial BancGroup Announces First Quarter Earnings or under the Investor Relations area of the website in the section labeled Press Releases.

This release and the above referenced Current Report on Form 8-K of which this release forms a part contain “forward-looking statements” within the meaning of the federal securities laws. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) an inability of the company to realize elements of its strategic plans for 2004 and beyond; (ii) increases in competitive pressure in the banking industry; (iii) general economic conditions, either internationally, nationally or regionally, that are less favorable than expected; (iv) expected cost savings from recent and future acquisitions are not fully realized; (v) changes in the interest rate environment which may reduce margins; (vi) management’s assumptions regarding allowance for loan losses may not be borne by subsequent events; (vii) changes which may occur in the regulatory environment and (viii) other factors more fully discussed in our periodic reports filed with the Securities and Exchange Commission. When used in this Report, the words “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” “outlook,” “anticipates” and similar expressions as they relate to BancGroup (including its subsidiaries) or its management are intended to identify forward-looking statements. Forward-looking statements speak only as to the date they are made. BancGroup does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS (Unaudited)

Statement of Condition Summary	March 31,	December 31,	March 31,	% Change March 31,
(Dollars in millions)	2004	2003	2003	‘03 to ‘04
Total assets	$16,499	$16,273	$15,754	5%
Total loans, net:
Mortgage warehouse loans	1,070	982	1,471	-27%
All other loans	10,759	10,606	10,033	7%
Total earning assets	15,232	15,094	14,682	4%
Core (non-time) deposits	6,126	5,868	5,224	17%
Total deposits	10,050	9,769	9,377	7%
Shareholders’ equity	1,230	1,178	1,080	14%

	Three Months Ended		% Change March 31, ‘03 to ‘04
Earnings Summary	March 31, 2004	March 31, 2003
(In thousands, except per share amounts)
Net interest income (taxable equivalent)	$133,613	$121,724	10%
Provision for loan losses	7,934	8,060	-2%
Noninterest income excluding security gains(1)	30,261	29,114	4%
Security gains	7,442	1,770	—
Noninterest expense excluding loss on early extinguishment of debt(1)	97,429	89,941	8%
Loss on early extinguishment of debt	6,183	—	—
Net Income	$39,114	$35,630	10%

EARNINGS PER SHARE:
Net Income
Basic	$0.31	$0.29	7%
Diluted	$0.31	$0.29	7%
Average shares outstanding	127,066	123,735
Average diluted shares outstanding	128,029	124,367

KEY RATIOS:
Net interest margin	3.57%	3.42%	4%
Book value per share	$9.67	$8.72	11%
Dividends paid per share	$0.145	$0.14	4%

Nonperforming Assets	March 31, 2004	December 31, 2003	March 31, 2003
Total non-performing assets ratio	0.64%	0.65%	0.68%
Allowance as a percent of nonperforming loans	235%	240%	236%
Net charge-offs ratio (annualized):
Quarter to date	0.21%	0.30%	0.20%
Year to date	0.21%	0.31%	0.20%

(1)	Certain reclassifications have been made to the 2003 financial statements to conform to the 2004 presentations.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

Earnings Summary (Dollars in thousands, except per share amounts)	1st Qtr. 2004	4th Qtr. 2003	3rd Qtr. 2003	2nd Qtr. 2003	1st Qtr. 2003
Net interest income	$133,107	$130,816	$129,576	$125,149	$121,102
Provision for loan loss	7,934	9,202	9,306	10,810	8,060

Noninterest income:(1)
Service charges on deposit accounts	14,185	14,237	14,304	13,360	11,713
Financial planning services	3,124	3,587	3,764	3,493	4,268
Electronic banking	2,803	2,554	2,489	2,710	2,433
Mortgage origination	1,990	2,243	4,274	6,126	4,590
Securities gains, net	7,442	954	142	1,947	1,770
Other income	8,159	9,352	8,796	7,807	6,110

Total noninterest income	37,703	32,927	33,769	35,443	30,884
Noninterest expense:(1)
Salaries and employee benefits	50,700	50,524	50,295	48,172	47,158
Occupancy and equipment expenses	21,197	21,703	20,592	20,461	19,507
Amortization of intangibles	1,123	1,128	1,085	1,086	1,086
Merger related expenses	82	86	—	62	123
Loss on early extinguishment of debt	6,183	—	—	—	—
Other expense	24,327	23,921	23,261	22,808	22,067

Total noninterest expense	103,612	97,362	95,233	92,589	89,941
Income before tax	59,264	57,179	58,806	57,193	53,985
Income tax	20,150	19,441	19,994	19,446	18,355

Net Income	$39,114	$37,738	$38,812	$37,747	$35,630

Intangible amortization expense, net of tax	741	744	716	717	717

Cash Basis Net Income	$39,855	$38,482	$39,528	$38,464	$36,347

Earnings per share—Diluted
Net Income	$0.31	$0.30	$0.31	$0.30	$0.29
Cash basis net income	$0.31	$0.30	$0.32	$0.31	$0.29

Selected ratios
Return on average assets*	0.98%	0.94%	0.95%	0.96%	0.94%
Return on average equity*	13.10%	12.92%	13.92%	13.73%	13.32%
Efficiency ratio(2)	59.45%	59.62%	58.16%	58.15%	59.63%
Noninterest income(2)/ avg assets*	0.75%	0.80%	0.82%	0.85%	0.77%
Noninterest expense(2)/ avg assets*	2.42%	2.45%	2.34%	2.34%	2.34%

Net interest margin	3.57%	3.53%	3.42%	3.42%	3.42%
Equity to assets	7.46%	7.24%	7.02%	6.92%	6.85%
Tier one leverage	7.57%	7.50%	7.13%	6.50%	6.58%
Tangible capital ratio	5.85%	5.60%	5.50%	5.43%	5.31%

Selected ratios from cash basis net income
Return on average tangible assets	1.01%	0.98%	0.98%	0.99%	0.98%
Return on average equity	13.35%	13.18%	14.17%	13.99%	13.59%
Return on average tangible equity	17.44%	17.23%	18.42%	18.22%	17.80%

(1)	Certain reclassifications have been made to the 2003 financial statements to conform to the 2004 presentations.
(2)	Noninterest income excludes gain on sale of securities and noninterest expense excludes loss on early extinguishment of debt.
*	Annualized

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)

STATEMENTS OF CONDITION (Dollars in thousands)	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
Assets:
Cash and due from banks	$311,460	$329,152	$321,362	$306,661	$344,608
Interest-bearing deposits in banks and federal funds sold	20,534	16,565	45,757	20,539	68,090
Securities available for sale	3,008,651	3,100,321	2,852,344	2,712,339	2,825,273
Investment securities	8,745	10,387	10,952	13,071	15,116
Mortgage loans held for sale	365,245	378,324	366,080	517,323	269,488
Total loans, net:
Mortgage warehouse loans	1,070,040	982,488	1,144,519	1,621,008	1,470,997
All other loans	10,758,947	10,606,407	10,264,929	10,147,839	10,033,077
Less: Allowance for loan losses	(140,476)	(138,549)	(136,625)	(137,618)	(137,681)

Loans, net	11,688,511	11,450,346	11,272,823	11,631,229	11,366,393
Premises and equipment, net	253,859	246,170	236,229	234,708	234,060
Intangible assets, net	281,139	282,190	254,148	255,234	256,320
Other real estate owned	15,432	17,821	16,809	18,607	20,647
Accrued interest and other assets	545,422	442,026	458,015	497,794	354,065

Total Assets	$16,498,998	$16,273,302	$15,834,519	$16,207,505	$15,754,060

Liabilities and Shareholders’ Equity:
Non-interest bearing deposits	$2,068,798	$2,021,901	$1,884,568	$1,930,859	$1,906,310
Interest-bearing deposits	3,519,129	3,314,328	3,002,640	2,766,449	2,788,073
Savings deposits	538,005	531,419	558,071	546,866	529,521

Total core deposits	6,125,932	5,867,648	5,445,279	5,244,174	5,223,904
Time deposits	3,923,840	3,900,944	3,859,949	3,896,978	4,153,379

Total deposits	10,049,772	9,768,592	9,305,228	9,141,152	9,377,283
Short-term borrowings	2,960,575	3,311,640	3,352,913	4,018,276	3,282,589
Subordinated debt	286,723	278,428	284,926	285,543	287,375
Trust preferred securities (2)	—	—	—	201,490	197,509
Junior subordinated debt (2)	306,824	299,917	305,425	—	—
FHLB and other long-term debt	1,501,926	1,364,969	1,407,973	1,287,008	1,437,092
Other liabilities	162,781	71,451	66,260	151,986	92,593

Total liabilities	15,268,601	15,094,997	14,722,725	15,085,455	14,674,441
Common stock, par value $2.50 share (1)	318,000	317,437	311,057	310,640	309,460
Additional paid in capital	238,856	237,134	205,232	203,840	201,727
Retained earnings	646,022	625,326	605,351	583,944	563,535
Unearned compensation	(1,157)	(1,134)	(1,930)	(2,134)	(2,531)
Accumulated other comprehensive income, net of taxes	28,676	(458)	(7,916)	25,760	7,428

Total shareholders’ equity	1,230,397	1,178,305	1,111,794	1,122,050	1,079,619

Total Liabilities and Shareholders’ Equity	$16,498,998	$16,273,302	$15,834,519	$16,207,505	$15,754,060

(1) Common Shares Authorized	200,000,000	200,000,000	200,000,000	200,000,000	200,000,000
Common Shares Issued	127,199,880	126,974,668	124,422,742	124,255,988	123,784,053
Common Shares Outstanding	127,199,880	126,974,668	124,422,742	124,255,988	123,784,053

(2)	Trust preferred securities were deconsolidated and reclassified as junior subordinated debt in the third quarter of 2003.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

	Three Months Ended
AVERAGE VOLUME AND RATES (unaudited) (Dollars in thousands)	March 31, 2004			December 31, 2003			March 31, 2003
	Average Volume	Interest	Rate	Average Volume	Interest	Rate	Average Volume	Interest	Rate
Assets:
Loans, net of unearned income(2)	$10,591,541	$145,190	5.51%	$10,385,973	$146,984	5.62%	$9,898,524	$151,344	6.19%
Mortgage warehouse lending	882,648	8,631	3.93%	1,079,864	10,742	3.95%	1,477,357	13,375	3.62%
Mortgage loans held for sale	335,875	4,512	5.37%	302,215	4,236	5.61%	217,134	2,615	4.82%
Investment securities and securities available for sale and other interest-earning assets	3,197,979	35,927	4.49%	3,044,044	33,377	4.39%	2,738,425	27,909	4.08%

Total interest-earning assets(1)	15,008,043	$194,260	5.20%	14,812,096	$195,339	5.25%	14,331,440	$195,243	5.50%
Nonearning assets	1,123,167			1,112,553			1,024,415

Total assets	$16,131,210			$15,924,649			$15,355,855

Liabilities and Shareholders’ Equity:
Interest-bearing non-time deposits	$3,904,626	$7,950	0.82%	$3,753,045	$7,499	0.79%	$3,217,313	$6,935	0.87%
Time deposits	3,921,241	24,450	2.51%	3,907,711	24,777	2.52%	4,266,858	32,460	3.09%
Short-term borrowings	2,834,371	7,047	1.00%	2,667,134	6,975	1.04%	2,850,948	9,784	1.39%
Long-term debt	2,261,691	21,200	3.77%	2,491,734	24,749	3.95%	2,131,488	24,340	4.62%

Total interest-bearing liabilities	12,921,929	$60,647	1.89%	12,819,624	$64,000	1.98%	12,466,607	$73,519	2.39%
Noninterest-bearing demand deposits	1,931,116			1,866,658			1,726,423
Other liabilities	77,505			79,656			77,857

Total liabilities	14,930,550			14,765,938			14,270,887
Shareholders’ equity	1,200,660			1,158,711			1,084,968

Total liabilities and shareholders’ equity	$16,131,210			$15,924,649			$15,355,855

Rate differential			3.31%			3.27%			3.11%

Net yield on interest-earning assets		$133,613	3.57%		$131,339	3.53%		$121,724	3.42%

(1)	Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

(2)	Loans, net of unearned income for the purpose of this presentation excludes mortgage warehouse lending.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

NONPERFORMING ASSETS AND LOAN LOSS RESERVE ANALYSIS (Unaudited)

NONPERFORMING ASSETS (Dollars in thousands)	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
Nonaccrual loans	$59,618	$57,342	$65,205	$65,136	$56,927
Restructured loans	263	277	369	384	1,321

Total nonperforming loans	59,881	57,619	65,574	65,520	58,248
Other real estate owned	15,432	17,821	16,809	18,607	20,647

Total nonperforming assets	$75,313	$75,440	$82,383	$84,127	$78,895

Aggregate loans contractually past due 90 days for which interest is being accrued	$10,683	$10,802	$7,675	$10,784	$7,689
Total charge-offs	$7,297	$41,427	$31,278	$19,717	$7,081
Total recoveries	$(1,290)	$(5,956)	$(4,462)	$(3,200)	$(1,437)

Net charge-offs:
Year to date	$6,007	$35,471	$26,816	$16,517	$5,644
Quarter to date	$6,007	$8,655	$10,299	$10,873	$5,644

RATIOS
Period end:
Total nonperforming assets as a percent of net loans and other real estate	0.64%	0.65%	0.72%	0.71%	0.68%
Allowance as a percent of nonperforming assets	187%	184%	166%	164%	175%
Allowance as a percent of nonperforming loans	235%	240%	208%	210%	236%
Net charge-offs as a percent of average net loans (annualized):
Quarter to date	0.21%	0.30%	0.35%	0.37%	0.20%
Year to date	0.21%	0.31%	0.31%	0.29%	0.20%

	March 31, 2004		December 31, 2003		March 31, 2003
ALLOWANCE FOR LOAN LOSSES % BY CATEGORY (Dollars in thousands)	Loans	Percent reserve	Loans	Percent reserve	Loans	Percent reserve
Single Family Real Estate:
Mortgage warehouse loans	$1,070,040	0.25%	$982,488	0.25%	$1,470,997	0.25%
1-4 Family real estate portfolio—held to maturity	1,987,834	0.50%	1,987,478	0.50%	1,919,071	0.50%
Other	8,771,113	1.46%	8,618,929	1.46%	8,114,006	1.53%

Total loans	$11,828,987	1.19%	$11,588,895	1.20%	$11,504,074	1.20%

Note:	The allowance allocation reflected above for mortgage warehouse loans and 1-4 family real estate portfolio loans reflects an internally developed allocation used for illustrative purposes only.

8-K Supplemental

(unaudited)

Net Interest Income

Net interest income in the first quarter of 2004 grew $2.3 million from the fourth quarter of 2003 due to a four basis point improvement in the margin to 3.57% and a $196 million increase in average earning assets.

Loan yields, excluding mortgage warehouse lending and mortgage loans held for sale, fell by 11 basis points due to continued downward repricing in the lower rate environment. Overall average loan volume was stable as decreases in mortgage warehouse loans were offset by increases in other loans. The yield on securities and other short term investments improved from 4.39% in the fourth quarter of 2003 to 4.49% in the first quarter of 2004.

Overall funding costs improved 9 basis points from the fourth quarter of 2003 to the first quarter of 2004. There was an improvement of 22 basis points in cost of borrowings predominantly due to the early extinguishment of $250 million in FHLB borrowings in January 2004. Although Colonial prepaid a total of $462 million in debt during the quarter, the remaining $212 million was paid off at the end of March and therefore did not have a material impact on the first quarter. Cost of deposits improved 1 basis point for the quarter as a result of a slight improvement in mix of average balances due to core deposit growth.

Colonial remained in a relatively neutral interest rate risk position at March 31, 2004.

The following table reflects an analysis of the increases (decreases) in interest income and expense and the amounts attributable to volume and rate for the first quarter of 2004 compared to the fourth quarter of 2003:

Analysis of Interest Income and Expense Changes

(fully taxable equivalent basis)

(dollars in thousands)

	Increases (Decreases) from Fourth Quarter 2003
		Attributed to (1)
Interest Income:	Total	Volume	Rate
Loans, net	$(1,794)	$2,051	$(3,845)
Mortgage warehouse lending	(2,111)	(2,079)	(32)
Mortgage loans held for sale	276	472	(196)
Securities and other interest-earning assets	2,550	1,686	864

Total Interest Income	(1,079)	2,130	(3,209)

Interest Expense:
Interest-bearing deposits	451	244	207
Time deposits	(327)	(90)	(237)
Short-term borrowings	72	377	(305)
Long-term debt	(3,549)	(2,454)	(1,095)

Total interest expense	(3,353)	(1,923)	(1,430)

Net interest income	$2,274	$4,053	$(1,779)

(1)	Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume change equals change in volume multiplied by old rate. Rate change equals change in rate multiplied by old volume. The rate/volume change equals change in volume multiplied by change in rate, and it is allocated between volume change and rate change at the ratio that the absolute value of each of those components bear to the absolute value of their total.

Loans

Period-end loans increased $240 million from December 31, 2003 to March 31, 2004. Change in period-end loan balances for the first quarter consisted of the following:

	Period-end Balance	Net	Period-end Balance
(in millions)	12/31/03	Change	3/31/04
Commercial real estate and construction	$7,283	$267	$7,550
Single-family real estate	1,598	(15)	1,583
Other loans	1,342	(122)	1,220
Mortgage warehouse loans	982	88	1,070
Home equity lines	384	22	406

Total	$11,589	$240	$11,829

Mortgage loans held for sale	$378	$(13)	$365

Commercial real estate and construction showed good combined annualized growth of 15%. Mortgage warehouse loans increased to $1,070 million during the first quarter as a result of a decline in mortgage rates in mid-March 2004 causing an increase in mortgage lending business. Continued emphasis on home equity lines resulted in an increase in equity line balances of approximately 23% annualized for the first quarter of 2004.

Contribution of loan growth by state or division is as follows:

% of total loan growth
Florida	45%
Texas	16%
Alabama	14%
Nevada	10%
Georgia	7%
Mortgage warehouse lending unit	15%
1-4 family real estate portfolio loans	-7%

100%

Net charge offs for the first quarter of 2004 were $6 million or 0.21% of average loans compared to $8.7 million or 0.30% of average loans in the fourth quarter of 2003, a 31% decline in net charge offs from fourth quarter of 2003. Nonperforming assets and loans past due greater than 90 days were relatively unchanged at March 31, 2004 compared to December 31, 2003 and the ratio of nonperforming assets to net loans and other real estate declined to 0.64% compared to 0.65% at December 31, 2003. The allowance for loan losses was 1.19% of net loans and other real estate at March 31, 2004 compared to 1.20% at December 31, 2003. However, excluding mortgage warehouse loans and 1-4 family real estate, the loan loss reserve was unchanged at 1.46% of net loans and other real estate at March 31, 2004 and December 31, 2003. The provision for loan loss exceeded net charge offs by $1.9 million in the first quarter. We expect our credit quality indicators to continue to be among the best for banks over $10 billion in assets.

Deposits

Colonial continued to have good deposit growth with average non-time deposit growth of $216 million or 15% annualized from the fourth quarter of 2003 to the first quarter of 2004. Total average deposits grew $230 million or 10% annualized during the quarter. Period end deposit balances increased $281 million from December 31, 2003 to March 31, 2004. Non-time deposits at March 31, 2004 increased $258 million from December 31, 2003 in the following geographic areas or divisions:

% of core deposit growth
Florida	77%
Alabama	36%
Nevada	11%
Georgia	5%
Texas	-2%
Brokered	2%
Mortgage warehouse lending unit	-29%

100%

Outlook

An improved employment picture is leading the market to believe that the Fed may increase short-term rates during the second half of the year.

The drop in mortgage rates during March will elevate mortgage warehouse loans early in the quarter, but we still expect the balance to stabilize around $1 billion now that rates have risen. We expect high single-digit growth in loans excluding mortgage warehouse loans.

Non-time deposit growth is expected to continue at a 12-17% annualized pace, and time deposit balances are expected to remain stable.

$212 million in FHLB borrowings at an average rate of 3.61% were prepaid at the end of March with an average remaining maturity of 8 months. This was replaced with a borrowing having a 24 month maturity bearing interest at 1.84%.

Given current market conditions and the factors mentioned previously, we expect the net interest margin to range from 3.55% to 3.65%.

Noninterest income (excluding securities gains) is expected to remain relatively even with 2003. Mortgage banking revenues are expected to decrease approximately 25-50% in comparing 2004 to 2003. This decline is expected to be offset with increases in other noninterest income revenue sources such as service charges on deposit accounts, electronic banking services and financial planning services.

It is anticipated that noninterest expenses (excluding the early extinguishment of debt) will increase in the range of 7% to 10% in comparing 2003 to 2004 due to investments in several strategic initiatives related to revenue enhancement, including Colonial’s small business initiative, a new information technology center, new branches, new technology equipment and normal operating increases.

Franchise

Colonial continues to enhance its franchise through selective in-market acquisitions and opening new branch locations. The Company opened five new branches during the first quarter 2004. The branches add convenience in our existing markets of Ft. Myers, Tampa, Orange City (Orlando), Las Vegas and Montgomery. These new branches contributed approximately $72,000 in noninterest income, $586,000 in noninterest expense, $48 million in deposits and $10 million in loans during the quarter. Colonial opened one new branch in April and has plans to open another eight new locations through the remainder of the year with seven in Florida and one in Georgia. In December 2003, Colonial announced signing of a definitive agreement to acquire P.C.B. Bancorp (“PCB”) in Florida. PCB has 16 full service branches in several counties in Florida. As of March 31, 2004, PCB had total assets of $677 million, loans of $486 million and deposits of $534 million. Total consideration for the transaction is approximately $141 million based on $17 per share of Colonial stock (subject to change with the value of Colonial BancGroup stock) and consists of approximately 75% stock and 25% cash. Management anticipates the transaction will close in May 2004. Management expects earnings per share dilution in the range of ($0.003) to ($0.01) in 2004 but anticipates that the acquisition will be accretive to earnings per share in 2005. The Company expects approximately $850,000 (after tax) in one time merger related expenses to be recorded in the second quarter of 2004. The one time expenses are included in the dilution range above.

The following is a summary of assets, deposits and branches on a pro forma basis including PCB at March 31, 2004:

	% of total Assets	% of core Deposits	% of total Deposits	Number of Branches
Florida	47%	54%	49%	124
Alabama	27%	29%	34%	126
Georgia	9%	5%	7%	21
Texas	6%	6%	4%	12
Nevada	5%	5%	4%	13
Corporate/Other	6%	1%	2%	—

We continue to look at potential acquisitions to strengthen our market share in the higher growth markets where we already have a presence.

There are a number of uncertainties that would impact the expectations noted above including the overall strength of the economy and changes in market rates.